General Motors Company
November 12, 2014

Exhibit 5.1

Robert C. Shrosbree
Executive Director Legal,
Corporate & Securities
General Motors Company
Legal Staff
300 GM Renaissance Center
Mail Code- 482-C23-D24
Detroit, Michigan, 48265-3000
Tel: 313-665-8452
Fax: 313-665-4979
robert.shrosbree@gm.com

OPINION AND CONSENT OF ROBERT C. SHROSBREE, ESQ.
November 12, 2014
General Motors Company
300 Renaissance Center
Detroit, Michigan 48265-3000
Re:    Offering Pursuant to Registration of Securities on Form S-3
Ladies and Gentlemen:
I have acted as attorney for General Motors Company, a Delaware corporation (the “Company”), in connection with the Company’s offering of $500,000,000 in aggregate principal amount of 4.000% Senior Notes due 2025 (the “2025 Notes”), $750,000,000 in aggregate principal amount of 5.000% Senior Notes due 2035 (the “2035 Notes”) and $1,250,000,000 in aggregate principal amount of 5.2000% Senior Notes due 2045 (the “2045 Notes” and, together with the 2025 Notes and the 2035 Notes, the “Notes”) pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-195601) filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 30, 2014 under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”) in an underwritten public offering pursuant to an underwriting agreement dated November 4, 2014 (the “Underwriting Agreement”) among the Company and

General Motors Company
November 12, 2014

J.P. Morgan Securities LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule 1 thereto. The Notes are to be issued as separate series of debt securities pursuant to the indenture (the “Base Indenture”) dated as of September 27, 2013 between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the second supplemental indenture dated November 12, 2014 between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, each as amended and supplemented, the “Indenture”).
In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (a) the certificate of incorporation and bylaws of the Company, each as amended to date; (b) certain minutes and records of corporate proceedings of the Company; and (c) the Registration Statement and exhibits thereto.
For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, I have relied upon statements and representations of officers and other representatives of the Company or certificates or comparable documents of public officials and officers and other representatives of the Company.
Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations set forth in this letter, I am of the opinion that the Notes have been duly authorized in accordance with the Indenture, and when the Notes have been executed, issued, and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company.
In connection with the opinion expressed above, I have assumed that, at or prior to the time of the delivery of the Notes, the Indenture and the Notes are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company).
My advice on every legal issue in this letter is based exclusively on (i) the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing, and (ii) New York law with respect to the Notes offered under the Indenture. My advice represents my opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

General Motors Company
November 12, 2014

This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof. I have not undertaken any obligation to advise you of changes in matters of fact or law which may occur after the date hereof.
I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Notes nor do I express any opinion regarding the Securities Act or any other federal securities laws or regulations. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to the Company in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by the Company for any other purposes.
     My opinions expressed above are subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.
I hereby consent to the filing of this opinion as Exhibit 5.1 to a report on Form 8-K filed by the Company on the date hereof and further consent to the use of my name under the heading “Legal Matters” in the Registration Statement and the prospectus supplement that forms a part thereof. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/S/ ROBERT C. SHROSBREE
Robert C. Shrosbree
Executive Director Legal, Corporate & Securities